Prospectus Supplement No. 2 (to Prospectus dated March 25, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-259790

Offerpad Solutions Inc.

This prospectus supplement updates, amends and supplements the prospectus dated March 25, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-259790). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. This prospectus supplement is being filed to supplement, modify or supersede certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read, and will be delivered, with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “OPAD” and “OPAD WS,” respectively. On June 30, 2022, the closing price of our Class A Common Stock was $2.18 and the closing price for our Warrants was $0.2567.

Our business and investment in our Class A Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are filing this prospectus supplement to amend and update the “Selling Securityholders” table and the applicable footnote of the Prospectus to reflect a transfer of shares of Class A Common Stock and Warrants held by Ancient 1604 LLC (“Ancient”), one of the Selling Securityholders previously identified in the Prospectus, to the additional Selling Securityholder named herein (the “Transferee”). This prospectus supplement is not increasing the number of shares being offered under the Prospectus, but only reflecting the transfer of shares of Class A Common Stock and Warrants previously registered and providing certain information about the Transferee and the securities it may offer pursuant to the Prospectus. The information set forth below has been provided by or on behalf of the Selling Securityholder listed below as of June 15, 2022.

SELLING SECURITYHOLDERS

The information in the table and accompanying footnotes that appear under the caption “Selling Securityholders” on pages 99 through 102 of the Prospectus are modified by (i) removing Ancient as a Selling Securityholder and (ii) adding the Transferee as a Selling Securityholder.

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Percentage	Warrants	Percentage
Transferee of Ancient
Ancient 1604 II LLC(11)	10,512,941	3,325,750	10,512,941	3,325,750	—	—	—	—

(11)

Consists of (i) 7,187,191 shares of Class A Common Stock and (ii) 3,325,750 warrants to purchase shares of Class A Common Stock. Alexander Klabin, a member of the board of directors of the Company, controls the vote and disposition of shares held by Ancient 1604 II LLC. These securities have been registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”